PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus dated July 28, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-296763

16,072,730 Shares of Common Stock

GAME YOUR GAME, INC.

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 28, 2026 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-296763) with the information contained in our current report on Form 8-K, filed with the U.S. Securities and Exchange Commission on July 30, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the potential offer and resale from time to time by the stockholders identified in the Prospectus, or their permitted transferees the (“Registered Stockholders”), of up to 16,072,730 shares of our common stock, par value $0.001 per share (the “common stock”), in connection with our direct listing on the Nasdaq Capital Market (“Nasdaq”). We will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders.

We have been approved to list our common stock on Nasdaq under the symbol “GYGY.” We expect our common stock to begin trading on Nasdaq on or around July 30, 2026.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We will be deemed to be a “controlled company” under the Nasdaq listing rules following the commencement of trading of our shares of common stock on Nasdaq as a result of our direct listing because Nadir Ali, our former Chief Executive Officer and director, will indirectly beneficially own approximately 65% of the voting power of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we do not currently intend to take advantage of any of these exceptions.

Investing in our common STOCK involves a high degree of risk. See “Risk Factors” beginning on page 7 THE prospectus for a discussion of information that should be considered in connection with an investment in our common STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if THE prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 30, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2026

Game Your Game, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-43419	81-4611894
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 Waverley Street, Palo Alto, CA 94301

(Address of principal executive offices and zip code)

(415) 223-4630

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GYGY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Third Note Amendment and Waiver

As previously disclosed in the registration statement on Form S-1 (File No. 333-296763) (as amended, the “Registration Statement”) relating to the Direct Listing (as defined below) of Game Your Game, Inc. (the “Company”), on December 28, 2024, the Company issued an unsecured promissory note (as amended, the “Note”) to Grafiti LLC (“Grafiti”), a subsidiary of Grafiti Group LLC (the “Parent”), the parent of the Company and beneficial owner of more than 50% of the Company’s shares of common stock, par value $0.001 per share (the “Common Stock”), for a maximum principal amount of $2,500,000, which was subsequently increased to $3,000,000 in connection with its first amendment. The Note has an interest rate of 10% and a maturity date of June 30, 2026 (the “Maturity Date”).

On July 29, 2026, the Company entered into a Third Amendment and Waiver Agreement to the Note (the “Amendment”) with Grafiti, which Amendment (i) extends the Maturity Date to July 31, 2027, with retroactive effect as of June 30, 2026, subject to automatic successive one-month extensions for so long as amounts remain outstanding under the Note and the Company complies in all material respects with the repayment provisions described below; (ii) adds repayment provisions under which, during the period beginning on the date the Company completes the Direct Listing, assuming the Direct Listing is completed, and ending on the earlier of: (a) the date that is three (3) years from the Direct Listing date, and (b) the date that the Company has sold $40,000,000 in shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”), pursuant to that certain Securities Purchase Agreement, by and between the Company and Streeterville Capital, LLC, dated as of June 30, 2026, the Company may repay only up to $500,000 of the outstanding balance of the Note during the first full calendar month following the Direct Listing date and up to $150,000 during each calendar month thereafter (with unused monthly amounts carrying forward), subject to a reduced cap of $25,000 in any calendar month in which the closing price of the Common Stock is below $4.00 per share (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions) on at least ten (10) trading days, and permits the Company to apply up to 15% of the gross cash proceeds of any subsequent financing consummated by the Company, including proceeds resulting from cash exercises of outstanding warrants of the Company, after the Direct Listing date toward repayment; (iii) provides that amounts remaining outstanding on a date on which the Maturity Date is automatically extended will not constitute an Event of Default (as defined in the Note) so long as the Company remains in compliance with such repayment provisions; and (iv) waives any Event of Default arising solely from the Company's failure to pay amounts outstanding under the Note on or prior to the effective date of the Amendment, including as a result of the passage of the prior maturity date of the Note of June 30, 2026. Interest continues to accrue on outstanding principal during any extension period.

Letter Agreement

As previously disclosed in the Registration Statement, on June 30, 2026, the Company entered into an Exchange Agreement with the Parent (the “Exchange Agreement”), pursuant to which the Company issued 18,000.018 shares of Series A Preferred Stock to the Parent in exchange for 2,500,000 shares of Common Stock held by it. The terms of the Series A Preferred Stock are set forth in the Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Nevada on June 30, 2026 (the “Certificate of Designation”).

On July 29, 2026, the Company entered into a Letter Agreement (the “Letter Agreement”) with the Parent, pursuant to which, with a retroactive effective date as of June 30, 2026, for so long as the Parent remains the Controlling Stockholder (as defined in the Certificate of Designation), the Parent agreed that it will not request or otherwise seek to cause the Company or its board of directors (the “Board”) to effect a Corporation Optional Redemption (as defined in the Certificate of Designation) of the Series A Preferred Stock, or any other redemption thereunder, in each case without limiting the authority of the Board, consistent with its fiduciary duties, to independently determine whether to effect such a redemption. In addition, the Parent irrevocably waived, until the last day of the fiscal quarter in which the Direct Listing occurs (the “Trigger Event Period”), the occurrence, effectiveness and application of a Trigger Event (as defined in the Certificate of Designation), including, among others, any resulting increase in the stated value of the Series A Preferred Stock or adjustment to the conversion price. The waiver applies only to events occurring during such Trigger Event Period, and following its expiration, the provisions governing Trigger Events under the Certificate of Designation will thereafter apply in accordance therewith; provided, however, that, upon the expiration of the Trigger Event Period, no event, circumstance or condition occurring during such period shall retroactively constitute a Trigger Event or result in any retroactive increase in the stated value of the Series A Preferred Stock, its conversion price or any other consequence or effect under the Certificate of Designation.

The Note, and subsequent amendments thereto, Exchange Agreement and Certificate of Designation were previously described in the Registration Statement, and such descriptions of the Note, and subsequent amendments thereto, Exchange Agreement and Certificate of Designation contained therein are incorporated herein by reference. The Note was filed as Exhibit 4.1, the Exchange Agreement was filed as Exhibit 10.11 and the Certificate of Designation was filed as Exhibit 3.5 to the Registration Statement. The foregoing summary of the Note, Exchange Agreement and Certificate of Designation is not complete and is qualified in its entirety by reference to the full text of such documents, which were filed as exhibits to the Registration Statement and are incorporated herein by reference.

The foregoing description of the terms of the Amendment and Letter Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amendment and Letter Agreement attached as Exhibits 4.2 and 10.1 to this Current Report on Form 8-K, respectively, which are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03 to the extent required herein.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 above regarding the Letter Agreement and in the Registration Statement regarding the terms of the Series A Preferred Stock, including its seniority to the Common Stock and the covenants restricting the Company’s ability to take certain actions without the consent of the Required Holders (as defined in the Certificate of Designation), is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Registration Statement, immediately prior to the effectiveness of the Registration Statement, Nadir Ali resigned as a member of the Board. Effective upon the effectiveness of the Registration Statement, on July 28, 2026, Adam Benson became a member of the Board, and Soumya Das became a member of the Board and its chairperson.

The Board has determined that Mr. Benson is an independent director under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Mr. Benson qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act. Mr. Benson will serve as a member and will initially be the chairperson of the audit committee, nominating and corporate governance committee and compensation committee of the Board.

In connection with their appointments to the Board, each of Messrs. Das and Benson entered into an Indemnification Agreement with the Company, which was filed as Exhibit 10.26 to the Registration Statement, and is incorporated herein by reference.

Messrs. Das and Benson’s biographies were previously disclosed in the Registration Statement and are incorporated herein by reference. None of the aforementioned directors are party to any arrangement or understanding with any person pursuant to which they were appointed as directors, nor are they party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company.

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Item 7.01 Regulation FD Disclosure.

The Company expects that its Common Stock will begin trading on the Capital Market tier of Nasdaq on or around July 30, 2026, under the ticker symbol “GYGY” (such event, the “Direct Listing”). In connection with the Direct Listing, the Company issued a press release, dated July 30, 2026, announcing the anticipated date of commencement of trading on Nasdaq. A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

The Company announces material information to its investors using filings with the U.S. Securities and Exchange Commission (the “SEC”), the investor relations page on the Company’s website (www.gameyourgame.com/IR), the Company’s LinkedIn page (www.linkedin.com/gameyourgame), press releases, public conference calls and webcasts. The Company uses these channels, as well as social media, to communicate with investors and the public about the Company, its products and services and other matters. Therefore, the Company encourages investors, the media and others interested in the Company to review the information it makes public in these locations, as such information could be deemed to be material information. Any updates to the list of disclosure channels through which the Company will announce information will be posted on the investor relations page on the Company’s website.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Nevada on June 30, 2026 (incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-296763), filed with the SEC on June 30, 2026).
4.1	Unsecured Promissory Note issued to Grafiti LLC, dated December 28, 2024 (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-296763), filed with the SEC on June 12, 2026).
4.2*	Third Amendment and Waiver Agreement to the Unsecured Promissory Note, dated July 29, 2026, by and between Game Your Game, Inc. and Grafiti LLC.
10.1*	Letter Agreement, dated July 29, 2026, by and between Game Your Game, Inc. and Grafiti Group LLC.
10.2	Exchange Agreement, dated June 30, 2026, by and between Game Your Game, Inc. and Grafiti Group LLC (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-296763), filed with the SEC on June 30, 2026).
10.3	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 (File No. 333-296763), filed with the SEC on June 12, 2026).
99.1**	Press release, dated July 30, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.
**	Furnished herewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2026	Game Your Game, Inc.

	By:	/s/ Soumya Das
Soumya Das
Chief Executive Officer

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Exhibit 4.2

THIRD AMENDMENT AND WAIVER AGREEMENT

This THIRD AMENDMENT AND WAIVER AGREEMENT (this “Third Amendment”) is made and entered into effective as of July 29, 2026 (the “Effective Date”), by and between Game Your Game, Inc., a Delaware corporation (the “Company” or “Maker”), and Grafiti LLC (the “Holder” or “Payee”).

RECITALS

WHEREAS, the Company issued to the Holder that certain Promissory Note, dated December 28, 2024, in the original maximum principal amount of $2,500,000 (the “Original Note”);

WHEREAS, pursuant to that certain First Amendment and Waiver Agreement, effective as of March 31, 2025 (the “First Amendment”), the Company and the Holder amended the Original Note, among other things, to increase the Maximum Amount to $3,000,000 and extend the Maturity Date to December 31, 2025;

WHEREAS, pursuant to that certain Second Amendment and Waiver Agreement, effective as of December 31, 2025 (the “Second Amendment”), the Company and the Holder further amended the Original Note, as previously amended, including to extend the Maturity Date to June 30, 2026;

WHEREAS, the Original Note, as amended by the First Amendment and the Second Amendment, is referred to herein as the “Note”;

WHEREAS, the Company and the Holder desire to further amend the Note to memorialize certain agreements related to (i) the extension of the Maturity Date, (ii) the establishment of certain limitations and procedures governing the repayment of amounts outstanding under the Note following the Initial Listing Date, (iii) provide for automatic monthly extensions of the Maturity Date to the extent amounts remain outstanding under the Note in accordance with such repayment provisions, and (iv) waive any Event of Default arising solely from the failure to pay amounts outstanding under the Note on or prior to the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment and Waiver.

1.1 Amendment of Maturity Date.

The definition of “Maturity Date” contained in the Note, as amended by the First Amendment and Second Amendment, is hereby amended and restated with retroactive effect as of June 30, 2026 in its entirety as follows:

“Maturity Date” means July 31, 2027; provided, however, that if any principal, accrued interest or other amounts remain outstanding under this Note as of July 31, 2027, and Maker is then in compliance in all material respects with the repayment provisions set forth in Section 4.1 of this Note, the Maturity Date shall automatically, without any further action, consent, notice or documentation by Maker or Payee, be extended to August 31, 2027 and thereafter shall automatically be extended for successive periods of one (1) month for so long as (i) any amounts remain outstanding under this Note and (ii) Maker continues to comply in all material respects with the repayment provisions set forth in Section 4.1 of this Note. Notwithstanding the foregoing, the Maturity Date shall be subject to acceleration upon the occurrence and during the continuance of an Event of Default, other than an Event of Default arising solely as a result of amounts remaining outstanding on a date on which the Maturity Date is automatically extended pursuant to this definition.”

1.2 Repayment of Note. Section 4 of the Note is hereby amended by adding the following as a new Section 4.1:

“4.1 Repayment Restrictions. During the Commitment Period, Maker shall not, and shall cause each of its subsidiaries not to, directly or indirectly, repay, redeem, prepay or otherwise satisfy any principal amount of indebtedness owing under this Note, except that Maker may repay the outstanding balance under this Note in an amount not to exceed $500,000 during the first full calendar month following the Initial Listing Date and an additional aggregate amount not to exceed $150,000 during each calendar month thereafter (collectively, the “Note Payments”).

Any portion of the foregoing monthly repayment amount that is not utilized during a particular calendar month shall automatically carry forward and may be used in any subsequent calendar month during the Commitment Period, such that the maximum amount permitted to be repaid at any time shall equal the aggregate of all unused monthly repayment amounts accrued through the applicable repayment date.

Notwithstanding the foregoing, the aggregate amount of Note Payments made during any calendar month shall not exceed $25,000 if the closing trade price of the Common Shares is below the Floor Price (as defined in the Certificate of Designation) on at least ten (10) Trading Days during such calendar month.

Notwithstanding the foregoing, in addition to the foregoing monthly repayment capacity (including any accumulated carryforward amounts), Maker may use up to fifteen percent (15%) of the gross cash proceeds actually received by Maker from any subsequent financing consummated after the Initial Listing Date, including any issuance or sale of equity securities, any issuance of debt securities or other indebtedness, or the cash exercise of outstanding warrants, to repay the outstanding balance due under this Note. The additional repayment capacity permitted under the immediately preceding sentence shall be calculated separately with respect to each such financing, shall accrue upon the receipt of such proceeds, may be exercised at any time thereafter during the Commitment Period, and shall be in addition to, and not in lieu of, the monthly repayment amounts otherwise permitted under this Section 4.1.

For the avoidance of doubt, the limitations contained in this Section 4.1 constitute limitations on the amounts that Maker is permitted to repay under this Note and shall not require Maker to make the maximum repayment permitted during any particular calendar month, except to the extent otherwise expressly required under this Note.”

1.3 Conforming Amendment to Event of Default. Section 5(a) of the Note is hereby amended and restated in its entirety as follows:

“(a) Failure to Make Required Payments. Failure by Maker to pay any principal, Interest Amount or other amount required to be paid pursuant to this Note when due; provided, however, that the existence of any outstanding principal, Interest Amount or other amount on any date on which the Maturity Date is automatically extended pursuant to the definition thereof shall not constitute an Event of Default so long as Maker is in compliance in all material respects with the repayment provisions set forth in Section 4.1.”

1.4 Interest During Extensions. For the avoidance of doubt, all unpaid principal amounts outstanding under the Note shall continue to accrue interest at the Interest Rate in accordance with Section 3 of the Note during any extension of the Maturity Date pursuant to Section 1.1 of this Third Amendment, and all such accrued and unpaid interest shall remain an obligation of Maker under the Note.

1.5 Waiver. Any Event of Default arising solely from the failure of Maker to pay the outstanding principal amount, Interest Amount or other amounts outstanding under the Note on or prior to the Effective Date, including as a result of the passage of the Maturity Date established pursuant to the Second Amendment, is hereby irrevocably waived by the Holder effective as of the applicable date of such Event of Default. For the avoidance of doubt, the foregoing waiver does not constitute a waiver of any Event of Default occurring after the Effective Date, except to the extent expressly provided in this Third Amendment.

2.	Definitions. For purposes of this Third Amendment and the Note, the terms “Certificate of Designation”, “Commitment Period,” “Initial Listing Date,” “Common Shares,” “Floor Price” and “Trading Day” shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement dated June 30, 2026, by and among the Company and Streeterville Capital, LLC and/or the Certificate of Designation, as applicable.

3.	Effect on Note.

3.1 As of the Effective Date, each reference in the Note to “this Note,” “hereunder,” “hereof” or words of like import referring to the Note shall mean and be a reference to the Note as amended by the First Amendment, the Second Amendment and this Third Amendment.

3.2 Except as expressly amended or waived by this Third Amendment, all terms, covenants, conditions and provisions of the Note, the First Amendment and the Second Amendment shall remain unmodified and in full force and effect.

3.3 In the event of any conflict or inconsistency between the terms of this Third Amendment and the terms of the Note, the First Amendment or the Second Amendment, the terms of this Third Amendment shall control.

4.	Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Third Amendment.

5.	Miscellaneous.

5.1 Entire Agreement; Amendment. This Third Amendment, together with the Note, the First Amendment and the Second Amendment, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Third Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Third Amendment may not be amended, modified or supplemented, and no provision hereof may be waived, except by a written instrument duly executed and delivered by the parties.

5.2 Governing Law. In all respects, including all matters of construction, validity and performance, this Third Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada applicable to contracts made and performed in such State, without regard to principles thereof regarding conflicts or choice of law. This follows the governing-law provision in the original Note.

5.3 Counterparts. This Third Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one and the same agreement. Any signature delivered electronically or in .pdf format shall create a valid and binding obligation of the party executing such signature with the same force and effect as an original signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Third Amendment and Waiver Agreement effective as of the Effective Date.

GAME YOUR GAME, INC.

By:	/s/ Soumya Das
Name:	Soumya Das
Title:	CEO

GRAFITI LLC

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	CEO

Exhibit 10.1

LETTER AGREEMENT

July 29, 2026

Game Your Game, Inc.
405 Waverley Street

Palo Alto, CA 94301

Re: Series A Convertible Preferred Stock

Ladies and Gentlemen:

Reference is made to the Certificate of Designation of Preferences and Rights of Series A Convertible Preferred Stock (as amended, supplemented or otherwise modified from time to time, the “Certificate of Designation”) of Game Your Game, Inc., a Nevada corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Certificate of Designation.

Game Your Game, Inc. and Grafiti Group LLC (“Grafiti”) hereby agree as follows:

1. Status of Grafiti. Grafiti acknowledges and agrees that, as of the date of the initial issuance of shares of Series A Stock, Grafiti is (i) the sole holder of all issued and outstanding shares of Series A Stock and (ii) the Controlling Stockholder of the Company.

2. Corporation Optional Redemption. With retroactive effect as of the initial issuance date and continuing for so long as Grafiti continues to be the Controlling Stockholder of the Company, Grafiti shall not, directly or indirectly, request, demand, cause, direct or otherwise seek to require the Company or its Board of Directors to exercise or effect a redemption of the Series A Stock pursuant to the Corporation Optional Redemption provision set forth in Section 9 of the Certificate of Designation or any other provision in the Certificate of Designation.

For the avoidance of doubt, nothing in this Letter Agreement shall limit the authority of the Board of Directors, acting in accordance with its fiduciary duties and applicable law, to independently determine whether to exercise a Corporation Optional Redemption in accordance with the terms of the Certificate of Designation.

3. Waiver of Trigger Events. Notwithstanding anything to the contrary contained in the Certificate of Designation, including Section 8 thereof, Grafiti, in its capacity as the sole holder of all issued and outstanding shares of Series A Stock and Controlling Stockholder of the Company, hereby irrevocably waives until the last day of the fiscal quarter in which the Initial Listing Date occurs (the “Trigger Event Waiver Period”), the occurrence, effectiveness and application of the Trigger Event set forth in Section 8(d) of the Certificate of Designation and any and all rights, adjustments, increases, remedies or other consequences arising or resulting therefrom.

Accordingly, during the Trigger Event Waiver Period, no event, circumstance or condition that would otherwise constitute a Trigger Event under Section 8(d) of the Certificate of Designation shall be deemed to constitute or result in a Trigger Event with respect to any shares of Series A Stock, and Grafiti hereby waives any increase in the Stated Value, adjustment to the Conversion Price or other right, benefit or consequence that would otherwise arise as a result thereof.

For the avoidance of doubt, upon expiration of the Trigger Event Waiver Period, Section 8(d) of the Certificate of Designation shall thereafter apply in accordance with its terms to any event, circumstance or condition occurring after the expiration of the Trigger Event Waiver Period; provided, however, that no event, circumstance or condition occurring during the Trigger Event Waiver Period shall, following expiration of the Trigger Event Waiver Period, retroactively constitute a Trigger Event or result in any retroactive increase in the Stated Value, adjustment to the Conversion Price or other consequence under the Certificate of Designation.

4. Termination. The obligations of Grafiti under Section 2 of this Letter Agreement shall be deemed to have had effect as of June 30, 2026 and automatically terminate at such time as Grafiti ceases to be the Controlling Stockholder of the Company.

The waivers and agreements contained in Section 3 shall remain effective with respect to all events, circumstances and conditions occurring during the Trigger Event Waiver Period notwithstanding any subsequent expiration of the Trigger Event Waiver Period or any change in Grafiti’s status as a Series A Holder or Controlling Stockholder.

5. Effect of Agreement. This Letter Agreement constitutes a binding contractual undertaking and waiver by Grafiti of the rights specified herein. Except for the express waivers and agreements set forth herein, nothing in this Letter Agreement shall amend, modify or otherwise alter the Certificate of Designation, and the Certificate of Designation shall otherwise remain in full force and effect in accordance with its terms.

6. Miscellaneous. This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings and arrangements, whether written or oral, relating to the subject matter hereof. This Letter Agreement may be amended, modified or waived only by a written instrument executed by the Company and Grafiti.

This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Grafiti may not assign or otherwise transfer its rights or obligations under this Letter Agreement without the prior written consent of the Company.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any jurisdiction other than the State of Nevada.

This Letter Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered electronically shall be effective as originals.

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Please acknowledge your agreement to the foregoing by executing this Letter Agreement below.

Sincerely,

GRAFITI GROUP LLC

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	General Manager

AGREED AND ACCEPTED:

GAME YOUR GAME, INC.

By:	/s/ Soumya Das
Name:	Soumya Das
Title:	Chief Executive Officer

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Exhibit 99.1

Game Your Game, Inc. Announces Direct Listing on Nasdaq - Common Stock to Begin Trading Under the Symbol “GYGY”

PALO ALTO, Calif. — July 30, 2026 — Game Your Game, Inc. (“GYGY” or the “Company”), an AI-powered sports performance technology company focused on the golf industry, today announces that the shares of the Company’s common stock, par value $0.001 per share, will begin trading today on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “GYGY”. The Company’s common stock CUSIP number is 364927103.

“Today marks a defining milestone for Game Your Game as we began trading on Nasdaq. A decade of data, a rebuilt product, and a community of golfers in more than 140 countries have brought us to this moment. As a public company, we’re focused on completing our commercial launch, scaling our subscriber base, and building on our GameGolf AI platform that we believe sets us apart from our competition,” said Soumya Das, Chief Executive Officer of Game Your Game, Inc.

GYGY has been part of the golfing industry since 2014. The Company’s previous platform has been used in over 140 countries, mapped more than 36,000 golf courses, tracked more than 3 million rounds, and captured an estimated number of more than 300 million shots.

Today, the Company’s technology consists of the GameGolf KZN AI™ platform. It is an integrated golf performance ecosystem of proprietary shot-tracking hardware and subscription-based software. Smart sensors on each club are designed to automatically detect and classify golf shots using embedded neural network technology, transmitting each shot event via Bluetooth to a GPS tracker that pins the shot to its exact location on the course, with no manual entry and no phone required. The companion GameGolf GPS app delivers real-time distances and a live scorecard, while the Company’s Performance Dashboard surfaces strokes-gained analytics, shot dispersion maps, and scoring trends. At the center of the platform is Smart Caddie, the Company’s AI-driven recommendation engine, which blends a player’s personal shot history and course context to suggest clubs, target lines, and expected scores in real time, with future plans to incorporate weather and elevation data into these recommendations as that capability is completed.

The Company operates within the sports technology market. In 2025, 48.1 million Americans played golf, and the R&A estimates over 108 million junior and adult golfers worldwide.

Advisors

Maxim Group LLC acted as exclusive financial advisor to the Company in connection with its direct listing on Nasdaq. Mitchell Silberberg & Knupp LLP acted as counsel to the Company.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. In particular, this communication is not an offer of securities for sale into the United States or any other jurisdiction. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

About Game Your Game, Inc.

Game Your Game, Inc. (Nasdaq: GYGY) is an AI-based sports performance tracking company focused on the golf industry. The Company develops and markets the GameGolf KZN AI™ platform — an integrated golf performance ecosystem of proprietary shot-tracking hardware and subscription-based software solutions. The platform leverages advanced GPS tracking, embedded neural network technology, and AI-powered analytics to provide golfers of all skill levels with real-time insights, on-course strategy recommendations, and personalized performance data. Game Your Game’s technology has been adopted by golfers in more than 140 countries, with over 36,000 golf courses mapped and an estimated number of more than 300 million shots tracked across the lifetime of its platforms. The Company is headquartered in Palo Alto, California.

For more information, visit www.gamegolf.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks and uncertainties, including, but not limited to, the Company’s expectations regarding the commencement of trading of its common stock on Nasdaq; the Company’s ability to transition from its beta commercialization stage to the full commercial launch of its KZN AI™ platform timely, the Company’s ability to compete effectively in the golf technology market, and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Registration Statement on Form S-1 (File No. 333-296763) (as amended, the “Registration Statement”), which was declared effective by the SEC on July 28, 2026, and the final prospectus filed with the SEC pursuant to Rule 424(b)(4) that forms a part of the Registration Statement, and other periodic and current reports filed with the SEC from time to time and available for review at www.sec.gov. Furthermore, the Company operates in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this press release.

Investor Relations:

KCSA Strategic Communications

Phil Carlson, Managing Director

GYGY@KCSA.com